Thorium Power	Press Release

Novastar Resources Ltd. Completes Acquisition of Thorium Power Inc.

Combined Company Has Been Named Thorium Power Ltd.
Company poised for growth in nuclear energy industry

WASHINGTON, DC Oct. 6 -- Novastar Resources Ltd. (officially renamed Thorium Power Ltd. - OTC Bulletin Board: NVAS) today announced the completion of its acquisition of Thorium Power Inc., a leading developer of new, non-proliferative nuclear fuels. Thorium Power Inc. will be an operating subsidiary of Thorium Power Ltd. and will continue to focus on thorium fuel cycle technologies which address the two greatest concerns of nuclear power generation -- the threat of proliferation and the problem of reactor waste. Thorium Power Ltd. will seek additional opportunities to acquire companies that are positioned to promote and benefit from the reemergence of the nuclear power industry. Thorium Power Ltd. will continue to trade on the OTCBB and the company expects that a new ticker symbol will be assigned in the near future (replacing NVAS).

Seth Grae, President and Chief Executive Officer of Thorium Power Ltd., stated, "The acquisition of Thorium Power Inc. gives us an immediate presence in the growing nuclear renaissance. We have assembled world class advisory boards to address both technical issues (the Technical Advisory Board) and the broader issues of capitalization, government affairs, and strategic alliances (the International Advisory Board). Thorium Power Ltd., as a publicly traded company, has the flexibility to explore and capitalize on the many opportunities offered in the vibrant nuclear energy industry." Grae continued, "Thorium Power Inc. will remain an operating subsidiary of the parent company and will maintain its sharp focus on developing proliferation resistant fuels for current and future reactors."

Ambassador Thomas Graham, Jr., the Chairman of the Board of Directors of Thorium Power Ltd. noted, "Thorium Power Inc. has developed proprietary technologies for the disposition of weapons grade and reactor grade plutonium. This technology can also stop existing reactors from producing weapons suitable materials and greatly reduce the volume and toxicity of nuclear waste. Nuclear power emits no greenhouse gases into the atmosphere and has become increasingly cost effective for the generation of electricity. Therefore, in a time when such solutions are so vital, we have many reasons to be excited and optimistic about the future of our company."

Press Release

CEO Grae concluded, "We now have the framework and the personnel to develop and deliver ground-breaking nuclear fuel technology. We are encouraged by the many endorsements received from our peers in the industry for our technical work. I want to thank our many long time supporters as we move aggressively to make great contributions in the nuclear energy industry."

About Thorium Power Ltd.:

Thorium Power Ltd. is involved in the nuclear power sector. Its focus is on technologies and services that will benefit from, and help lead to, expanded use of nuclear power generation. The company has assembled an International Advisory Board comprised of key national and international leaders in the fields of Nuclear Energy, Finance, Government Affairs, Non-proliferation and Diplomacy. Thorium Power Ltd. also has put together a Technical Advisory Board made up of top scientists and practitioners from the world's major nuclear companies.

About Thorium Power Inc.:

Thorium Power Inc. is a leading developer of proliferation resistant nuclear fuel technologies. Thorium Power Inc. designs nuclear fuels, obtains patent protection on these fuels, and coordinates fuel development with large entities and governments. The company has been working in Russia with Russian nuclear engineers and scientists for over a decade. Thorium Power Inc. is a wholly owned subsidiary of Thorium Power Ltd.

DISCLAIMER

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the proposed merger and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "plans," "projects" or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks are discussed in the reports that we file with the Securities and Exchange Commission, including our latest annual report on Form 10-KSB. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

Further information is available on Thorium Power Ltd.'s websites at http://www.novastarresources.com and http://www.thoriumpower.com

For more information:

Peter Charles
Thorium Power Ltd.
Ph: (703) 918-4932
Email: ir@thoriumpower.com